Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-113341, 333-13388, 333-119011 and 333-129825 and Form S-3 Nos. 333-122630, 333-133460, 333-127546, 333-132069, 333-128944, 333-137719 and 333-142270) of Bookham, Inc. of our report dated September 8, 2005, with respect to the consolidated financial statements and schedule of Bookham, Inc., included in this Annual Report (Form 10-K) for the year ended June 30, 2007.
/s/ Ernst & Young LLP
Reading, England
August 29, 2007